Exhibit 99.1

Washington Prime Group Announces Third Quarter 2019 Results

•	Reaffirms dividend guidance for remainder of 2019

•	Year-to-date leasing activity remains strong exhibited by a 13% increase to 3.2M SF

•	Tier One sales PSF increased 4.6% to $413

•	Tier One occupancy cost decreased 90 basis points to 11.2%

•	Addressed 17 of 23 department store boxes to be repositioned at Tier One and Open Air assets

•	Proactively retired at a discount $29.1M of outstanding principal on the Senior Notes due 2024

•	$68.1M of net loan proceeds raised from the refinancing of four Open Air assets

•	$42.4M of net proceeds from the sale leaseback of fee interest in land at four Tier One assets
COLUMBUS, OH - October 23, 2019 - Washington Prime Group Inc. (NYSE: WPG) today reported financial and operating results for the third quarter ended September 30, 2019 that reflect continued progress of the execution of the Company’s financial, operating and strategic objectives.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net (loss) income per diluted share	$(0.02)	$0.00	$(0.14)	$0.13
FFO per diluted share	$0.45	$0.37	$1.04	$1.13
FFO per diluted share, as adjusted	$0.28	$0.37	$0.86	$1.13
A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP financial measure are provided in this press release.
Business Highlights
Robust and Diversified Leasing Progress

◦	2019 leasing continues to be strong exhibited by a 13% year-over-year (YOY) increase totaling 3.2M SF, and the number of lease transactions increased 9% YOY;

◦	Of the aforementioned 3.2M SF, 56% of new leasing volume was attributable to lifestyle tenancy which includes food, beverage, entertainment, home furnishings, fitness and professional services; and

◦
The Company continues to incent its leasing and property management professionals in order to further diversify tenancy as illustrated by 143 leases qualifying under various incentive programs during the first nine months of 2019.

Stable Operating Metrics

◦
Combined Tier One and Open Air occupancy decreased 110 basis points to 92.9% during the third quarter 2019 compared to a year ago, all of which was attributable to the bankruptcies of Charlotte Russe, Gymboree, and Payless ShoeSource;

◦	Tier One sales PSF increased 4.6% to $413 during the trailing 12 months ended September 30, 2019;

◦	Tier One occupancy cost decreased 90 basis points to 11.2% as of September 30, 2019; and

◦	Leasing spreads for new transactions increased 1.6% during the trailing 12 months ended September 30, 2019 for Tier One and Open Air assets.
Net Operating Income Performance

◦	Third quarter 2019 Tier One comparable net operating income (NOI) decreased 8.8% YOY while Open Air comparable NOI increased 2.6%, resulting in a combined decrease of 5.5% or $6.4M; and

◦
The aforementioned decrease is primarily due to a $4.3M negative impact of cotenancy and rental income from 2018 anchor bankruptcies (Bon-Ton Stores, Sears, Toys R Us), and $2.1M was attributable to 2019 bankruptcies (Charlotte Russe, Gymboree, and Payless ShoeSource).

Redevelopment and Department Store Progress

◦	The Company has now addressed 17, or 74%, of the 23 department store boxes to be repositioned within Tier One and Open Air assets;

◦
As exhibited within the most recent third quarter 2019 supplemental, the Company continues to provide real time updates relating to the 29 department stores within its Tier One and Open Air properties identified for repositioning (excluding space owned by third parties such as Seritage Growth Properties);

◦	The efforts of leasing and development include the following projects, all of which are situated within Tier One assets:

◦	FieldhouseUSA will anchor the planned mixed use redevelopment of the former Sears location at Polaris Fashion Place®, in Columbus, Ohio;

◦
At Town Center at Aurora, located in Aurora, Colorado, FieldhouseUSA will anchor the planned mixed use redevelopment of the Sears location. Sears announced in August 2019 its plans to close its Aurora location by the end of the year, and the Company proactively gained control of the space for redevelopment efforts;

◦	A national retailer has provided a letter of intent to replace the former Carson Pirie Scott (Bon-Ton Stores) at Markland Mall, in Kokomo, Indiana;

◦
The demolition of the former Sears department store is underway at Southern Park Mall, in Boardman, Ohio, and is to be replaced by DeBartolo Commons which includes an athletic and entertainment green space and event venue. Adjacent to DeBartolo Commons, Southern Park Mall will feature a new entertainment hub with plans to include an indoor golf entertainment center, additional entertainment uses, and new food and beverage offerings. The renovation plans include a permanent DeBartolo-York family installation in the common area;

◦	A national entertainment concept has executed a letter of intent to replace the former Sears at Port Charlotte Town Center, located in Port Charlotte, Florida;

◦	National retailers have finalized letters of intent to replace the Sears at Longview Mall, in Longview, Texas;

◦
A national sporting goods retailer has provided a letter of intent to replace a former Herberger’s (Bon-Ton Stores) at Mesa Mall, located in Grand Junction, Colorado. In addition, a to-be-constructed Dillard’s will replace the Sears space based on terms of a letter of intent;

◦
At Southern Hills Mall, in Sioux City, Iowa, the Company has executed a letter of intent with a national off price retailer and has received a letter of intent from a national home furnishings retailer to replace the former Sears location;

◦	Dillard’s opened a second location in June 2019 replacing the former Herberger’s (Bon-Ton Stores) within Southgate Mall, in Missoula, Montana;

◦	The Company announced HomeGoods, PetSmart, Ross Dress for Less and T.J. Maxx will collectively replace the former Sears at Grand Central Mall located in Parkersburg, West Virginia;

◦
The Company has executed a lease with Dunham’s Sports at Morgantown Mall, in Morgantown, West Virginia, replacing space previously occupied by Elder Beerman (Bon-Ton Stores). A national discount retailer and an entertainment concept have provided letters of intent to replace the former Belk department store. The AMC Theatre located at Morgantown Mall will undergo a renovation in late 2019, adding dine in food and beverage, and the Company is actively planning to transform the former Sears location into an outdoor greenspace;

◦
The Company is in the process of obtaining necessary entitlements for WestShore Plaza, in Tampa, Florida, and discussions are underway regarding a joint venture of this mixed use redevelopment replacing the Sears space. In conjunction, the Company also purchased an outparcel located in a high visibility corner of the asset, currently occupied by office tenancy to be included as part of the entitlement process;

◦
The RoomPlace opened in August 2019 and replaced a former Carson Pirie Scott (Bon-Ton Stores) at Lincolnwood Town Center, in Lincolnwood, Illinois. The beautifully-designed 84,000 SF space, which is highlighted by a large atrium, occupies two floors and combines three brands - The RoomPlace, The MattressPlace and RP Outlet, marking The RoomPlace’s largest store to date; and

◦	The RoomPlace and Round1 Entertainment will replace the former Sears at The Mall at Fairfield Commons, in Dayton, Ohio.
Financial Transactions
During the third quarter, the Company proactively retired $29.1M of outstanding principal on the Senior Notes due 2024 and recorded a $1.2M gain on the debt extinguishment.
In addition, the Company has demonstrated continued ability to access new strategic capital in 2019 including:

◦
The Company repaid the $47.6M mortgage loan previously secured by four Open Air assets, which was scheduled to mature on October 16, 2019 at a fixed rate of 7.5%. Simultaneously, the Company closed on a new $117.0M loan secured by the same four assets. The interest-only loan bears interest at a fixed rate of 3.67%. The loan will mature on October 1, 2029;

◦
Approximately $68.1M of net loan proceeds from the aforementioned transaction, as well as proceeds from the previously executed $180M nonrecourse mortgage loan secured by Waterford Lakes Town Center, will provide the necessary liquidity to address the upcoming $250M senior unsecured note maturing April 2020;

◦
The Company completed the sale and leaseback of four enclosed assets (collectively, the “Properties”). Under the master ground lease agreement, an affiliate of Kawa Capital Partners (the “Lessor”), in conjunction with Perennial Fee Investors, has acquired a fee interest in the land at the Properties for a price of $98.9M. The Company received approximately $42.4M in proceeds upon closing, net of $55.0M in bridge financing provided by the Company and closing costs. The bridge financing has a maximum five-year term, which can be pre-paid without penalty, at an interest rate of 4.00%. The Company’s property-level affiliates (the “Lessees”) entered into a new 99-year master ground lease for a leasehold interest in the land at the Properties. The respective Lessees retained the fee interest in the improvements and development rights.  The master ground lease includes fixed annual payments to Lessor at an initial annualized rate of 7.4% and contains annual rent escalators over the term.  The agreement includes an option for the Lessees to repurchase the fee interest in the land at a fixed price in year 30 of the master ground lease. If the Lessees do not exercise this option, then Lessor will retain the fee interest in the land, and the fee interest in the improvements and development rights will transfer to Lessor at the end of the 99-year ground lease term. As previously announced, in addition to Lessees continuing to own a fee interest in the improvements and development rights through the term of the aforementioned master ground lease, Lessees will continue to manage, lease and develop the Properties, offering the same exceptional guest experience. It will be business as usual to guests and Property employees; and

◦	The Company signed during the third quarter of 2019 a definitive agreement for the sale of 20 additional outparcels to FCPT Acquisitions, LLC ("Four Corners") for approximately $38M.
Louis Conforti, CEO and Director, Commentary
“Here’s the bullet point summary for the third quarter:

•	Reaffirming both 2019 FFO, as adjusted, and dividend guidance of $1.20 at the midpoint and $1.00 per diluted share, respectively;

•	Maintaining 2020 comparable NOI growth forecast of at least 2.0% for Tier One and Open Air;

•	Leased 3.2M SF of space YTD;

•	Lifestyle tenancy accounted for 56% of the 3.2M SF;

•	Combined Tier One and Open Air occupancy was 92.9%;

•	Tier One occupancy cost decreased 90 basis points to 11.2%;

•	Tier One Sales PSF increased 4.6% to $413;

•	Leasing spreads for new Enclosed and Open Air transactions increased 1.6%;

•	The Company hosted 776 events, activities and installations during the quarter totaling 2,163 YTD;

•	Comparable NOI growth for Tier One and Open Air was (5.5%);

•	Excluding cotenancy and lost rental income impact from bankruptcies, comparable NOI was flat;

•	Of the 23 vacant department store spaces, 17 or 74% has been addressed;

•	Proactively retired $29.1M of outstanding principal of Senior Unsecured Notes due 2024;

•	Raised $68.1M of net proceeds from refinancing of four Open Air assets; and

•	Sale leaseback of fee interest in land at four Tier One assets resulted in $42.4M of net proceeds.
“The Merriam Webster Dictionary defines alternative music as ‘produced by performers who are outside the musical mainstream...typically regarded as more eclectic or original than popular music…often distributed by independent record labels’. There exists a distinct analogy between this musical genre and Washington Prime Group. In fact, we have strived to transform our assets from their previous 19791 aesthetic via creativity and originality. Instead of walking around Numb2 akin to a Zombie3, my colleagues have laced up their Pumped Up Kicks4, deciding to Tighten Up5 and deal with the challenges facing our sector. It hasn’t been easy and we have the Scar Tissue6 to prove it.
“Starting with a department store update, we have now resolved 17, or 74%, of the 23vacant department stores within the Company’s portfolio and expect to announce several others within short order. While pundits were expecting a [more] Bitter [than] Sweet Symphony7, we were able to provide solutions ahead of schedule and attract a wide array of tenants which markedly diversify current rosters. I’ll let you decide what’s better for our assets…FieldhouseUSA, HomeGoods, PetSmart, Round1, ALDI, The RoomPlace, T.J. Maxx…just to name a few…or a lackluster Sears or Bon-Ton store. Unless you’re the Mayor of Simpletown8, it’s a pretty easy decision. Combine those names with some local and regional flavor as well as common area activations and you have a party!
“Let’s now turn to leasing, which As You Oughta Know9 is our most important and Epic10 task. Our leasing professionals continue to perform with the fortitude of a Seven Nation Army11 and as a result exhibited a robust 13% YOY increase totaling 3.2M SF…the number of lease transactions for the same period increased 9%. Of the aforementioned 3.2M SF, 56% of new leasing volume was attributable to lifestyle tenancy which includes food, beverage, entertainment, home furnishings, fitness and professional services. I can’t resist…we continue to give our guests plenty of reasons to Come Out and Play12 as well as eat, drink and buy a loveseat or two. In addition, the Company continues to incent its leasing and property management professionals in order to further diversify tenancy as illustrated by 143 leases qualifying under various incentive programs during the first nine months of 2019.

“While Washington Prime Group will always love our tenants with stores that Smell like Teen Spirit13 and we certainly don’t want to start a Teenage Riot14, isn’t it about time we catered to a more diverse demographic constituency? Listen, Mark and I like to rock the latest crop top as much as anybody’s teenage Daughter15 ; however, when we’re meeting with an institutional investor, an exposed midriff is just plain disrespectful. All of this talk about baring one’s midsection makes me think about Forever 21. We currently have 16 locations within our portfolio. As of now, it looks like we’ll only lose between two to three, of which one was slated to be relocated, if even feasible, as the result of redevelopment. Turning to Motherhood Maternity…just thought I’d mention they account for only 20 basis points of annualized rents, of which ~50% of our exposure is situated within Polaris Fashion Place, Town Center Crossing and Scottsdale Quarter.
“Continuing with a few other operating metrics, Tier One sales PSF increased 4.6% to $413 during the trailing 12 months ended September 30, 2019 and occupancy cost decreased 90 basis points to 11.2%. Remember, occupancy cost is the litmus test of tenant profitability and we rank among the best within our sector. Also, leasing spreads for new Tier One and Open Air transactions increased 1.6% during the trailing 12 months ended September 30, 2019. While combined Tier One and Open Air occupancy decreased 110 basis points to 92.9%, every single square foot of it was attributable to the bankruptcies of Charlotte Russe, Gymboree, and Payless ShoeSource. Now, I’d be uncomfortable as a Blister in the Sun16 save for the fact we’re filling the space with, plain and simple, better tenants with more interesting goods and services. In fact, we estimate Tier One occupancy will sequentially improve approximately 150 to 200 basis points by the end of the fourth quarter 2019.
“It’s now time to discuss comparable net operating income. Tier One decreased 8.8% and Open Air increased 2.6% which resulted in a combined decrease of 5.5% equating to $6.4M during the third quarter 2019. Before you reach for your Lithium17, it’s important to deconstruct this data point in order to better understand its various components. Take it from The Strokes, one of my favorite bands of all times, It’s [not] Hard to Explain18. The entire decrease can best be described as follows: a $4.3M negative impact as a result of cotenancy and rental income loss from 2018 anchor bankruptcies (Bon-Ton Stores, Sears and Toys ‘R’ Us), and the remaining $2.1M was attributable to 2019 bankruptcies (Charlotte Russe, Gymboree and Payless ShoeSource).
“So, backing out the aforementioned cotenancy and rental income impact would result in flat comparable net operating income growth. Think about it, if we didn’t have visibility as it relates to resolving cotenancy and rental income loss e.g. leasing space, we sure as heck wouldn’t forecast positive 2020 comparable net operating growth of at least 2.0% for Tier One and Open Air. The bottom line is we are working our behinds off to lease both inline and department store space and have satisfied the vast majority of this detrimental impact. In other words, our leasing volume proves Michael Stipes is sadly mistaken if he believes It’s the End of the World19. Just remember, You Get What You Give20 and my colleagues have given their all.
“Crappy companies are ubiquitous in every sector and one of Beck’s most popular songs sums them up in a word. According to Credit Risk Monitor, the ten largest corporate bankruptcies in 2018 exhibited total liabilities of $54.5B. Three of the ten were classified as retail (Sears, Claire’s Stores and Bon-Ton Stores) andtheir total liabilities amounted to 28.4% of the aggregate $54.5B. While I am absolutely not defending these ne’er do wells or any of their crappy counterparts, there exists a disproportionate amount of negativity with respect to our sector as compared to other industries.
“I think I know the reason …my mother. When Carson, Pirie & Scott (Bon-Ton Stores) shuttered their stores last year, my mother was an absolute Basket Case20 lamenting their demise as if a beloved relative had kicked the bucket (don’t even think about asking her opinion about the post merger name change of Marshall Field’s). In an admittedly feeble attempt to comfort her, I said it’s not really a big deal because she was one of only twelve remaining customers anyway, at which point she directed her vitriol toward me as if I was responsible for their demise. Here’s the moral of the story: Ask your mother if she has ever heard of First Energy Solutions, Westmoreland Coal Company, Rex Energy Corporation or any of the other names which accounted for the remaining

71.6%. As physical retail is the quintessential consumer facing industry, I guess I’ll just have to assume the role of martyr and bear the wrath of shopping mothers everywhere.
“I’m going to end my commentary with an interesting scenario analysis which provides yet another illustration of the silliness of our current share price. Remember last quarter when we provided a financial analysis which in effect solved for the applicable capitalization rate of Tier One assets by setting all other factors (remaining asset valuation) constant given current share price? The result was at the then current share price, Tier One assets, which comprise ~49% of 2019 budgeted NOI, trade at a ~29.0% capitalization rate.
“This time we’re going to take a look at retail or mixed use redevelopment potential and its incremental impact upon net asset valuation. I’ll provide a summary as illustrated below:

1.	Three representative assets were selected, WestShore Plaza, Westminster Mall and Clay Terrace, all of which are scheduled to undergo redevelopment in short order;

2.
Drawing from the aforementioned financial analysis of the previous quarter, current valuation was ascribed to each asset by applying actual net operating income and an implied capitalization rate of 25.0% derived from a current share price of ~$4.00;

3.
Note these redevelopment projects include retail, office, residential and lodging components; in every instance, obligation is to deliver fully entitled land parcels to developers of these products while retail remains the responsibility of WPG;

4.	Capital spend for aforementioned delivery of fully entitled land parcels was included as a deduct; and

5.	A fair market valuation upon stabilization was calculated via third party research.
“The result of what we considered to be highly conservative assumption set resulted in $2.00 or more of value creation per share...just for these three assets. Now extrapolate with varying degrees and apply this methodology to Pearlridge Center, Southern Park Mall, Grand Central Mall, Polaris Fashion Place, Southgate Mall, The Mall at Johnson City...just to name a few.
“In closing, I’d like to thank my colleagues who have all become My Hero[s]22. Their collective efforts make me feel like I’m Mr. Brightside23.”
Footnotes 1-23: Check out the playlist at https://open.spotify.com/playlist/4n4uo6AYQRMskNRvrJUaBv.
Third Quarter Financial Results
Net loss attributable to common shareholders for the third quarter of 2019 was $4.4 million, or ($0.02) per diluted share, compared to income of $0.5 million, or $0.00 per diluted share, a year ago. The YOY difference relates primarily to lost rental income from retail bankruptcies and related cotenancy, as well as higher interest expense. Results for the third quarter of 2019 include a gain on the extinguishment of debt of $38.9 million, and a gain on disposition of interests in properties of $9.8 million, which compares to $3.9 million of such gains during the same quarter a year ago. Other items contributing to the YOY change include a non-cash impairment loss of $28.9 million during the third quarter of 2019.
In addition, general and administrative expenses increased $3.1 million YOY, which was attributable to the impact of the new lease accounting standard which now prohibits the Company from capitalizing non-incremental internal leasing and legal efforts.
NAREIT Funds from Operations (FFO) for the third quarter of 2019 were $100.9 million, or $0.45 per diluted share. This compares to $82.1 million, or $0.37 per diluted share, during the same quarter a year ago. Results for the third quarter of 2019 include a gain on the extinguishment of debt of $38.9 million. When excluding that item, adjusted FFO (“AFFO”) for the third quarter of 2019 was $62.0 million, or $0.28 per diluted share, which compares to $0.37 per diluted share during the same quarter a year ago. The

YOY decrease in AFFO relates primarily to lost rental income from retail bankruptcies and related cotenancy, as well as higher interest expense.
Financial Activity
Dispositions
The Company announced in September 2017 the sale of multiple tranches of outparcels to Four Corners with a combined purchase price of approximately $70 million, of which the Company closed on $27.8 million of restaurant outparcels in 2018. In addition, the Company completed approximately $29.5 million of outparcel sales during the first nine months of 2019. The Company anticipates closing on most of the approximately $13.0 million of remaining outparcel sales from the 2017 transaction in the fourth quarter of 2019, subject to due diligence and closing conditions. The net proceeds from the outparcel disposition activities were generally used to fund ongoing redevelopment efforts and for general corporate purposes. In addition, the Company signed during the third quarter of 2019 a definitive agreement for the sale of 20 additional outparcels to Four Corners for a combined purchase price of approximately $38 million. This pricing reflects a mid-six percent capitalization rate on in-place net operating income. The Company anticipates closing on a majority of the 20 additional outparcels in 2020, subject to due diligence and closing conditions.
Mortgage Loans
On September 16, 2019, the Company repaid the $47.6 million mortgage loan previously secured by four Open Air assets, which was scheduled to mature on October 16, 2019 at a fixed rate of 7.5%. Simultaneously, the Company closed on a new $117.0 million loan secured by the same four assets. The interest-only loan bears interest at a fixed rate of 3.67%. The new loan will mature on October 1, 2029. The Open Air assets are: Forest Plaza located in Rockford, Illinois; Lakeline Plaza, located in Cedar Park, Texas; Muncie Towne Plaza, located in Muncie, Indiana; and White Oaks Plaza, located in Springfield, Illinois.
On July 1, 2019, the $45.2 million mortgage loan secured by Towne West Square, located in Wichita, Kansas, was extinguished upon the property transition to the lender. The Company recognized a gain on debt extinguishment, net of default interest, of approximately $37.7 million related to the transition during the third quarter of 2019.
Senior Notes
During the third quarter of 2019, the Company retired at a discount $29.1 million outstanding principal on the Senior Notes due 2024. The Company recognized a gain of approximately $1.2 million, net of $0.6M of bond discount and debt issuance costs, which is recorded in gain on extinguishment of debt.
2019 Guidance
The Company updates guidance for fiscal 2019 net loss attributable to common shareholders in the range of $(0.18) to $(0.09) per diluted share, primarily to incorporate non-cash items which occurred during the third quarter of 2019. The Company reaffirms guidance for fiscal 2019 FFO, as adjusted, in a range of $1.16 to $1.24 per diluted share.
The following table provides the reconciliation for estimated net loss attributable to common shareholders per diluted share to estimated FFO per diluted share, as adjusted, for the year ending December 31, 2019:

	Low End	High End
Estimated net loss attributable to common shareholders per diluted share	$(0.18)	$(0.09)
Real estate depreciation and amortization including joint venture impact	1.40	1.39
Impairment loss, including gain on disposition of interests in properties, net	0.11	0.11
Estimated FFO per diluted share	$1.33	$1.41
Gain on debt extinguishment, net	(0.17)	(0.17)
Estimated FFO per diluted share, as adjusted	$1.16	$1.24
The Company guidance now assumes that fiscal 2019 comparable NOI will decline 3.0% to 4.0% for Tier One and Open Air properties from the prior year. The Company also expects higher gains from outparcel sales and lower overhead costs from previous guidance while other key assumptions for 2019 remain unchanged. A summary of all key guidance assumptions can be found in the Supplemental Information report available on the investor relations section of the Company’s website.
The following table provides a reconciliation of estimated net loss attributable to common shareholders from GAAP financial statements to the Company’s NOI estimates for the year:

(Dollars in thousands)
	Low End	High End
Estimated net loss attributable to common shareholders	$(26,000)	$(7,000)
Depreciation and amortization	275,000	270,000
General and administrative and corporate overhead	70,000	68,000
Interest expense	155,000	153,000
Gains from sales of outparcels, debt extinguishment net of impairment loss	(36,000)	(38,000)
Pro-rata share of unconsolidated joint venture in comp NOI	69,000	71,000
Non-comparable properties and other (1)	(20,000)	(27,500)
Tier Two and Noncore properties comp NOI	(37,000)	(35,000)
Estimated comparable NOI - Tier One and Open Air	$450,000	$454,500

Estimated comparable NOI year-over-year growth (2)	(4.0)%	(3.0)%

(1) Includes fee income, termination and outparcel sales projections, straight line rents, fair market adjustments and NOI for non-comparable properties.
(2) Reported 2018 comparable NOI adjusted for actual and projected property dispositions was $468.8 million.
For the fourth quarter of 2019, the Company estimates net (loss) income attributable to common shareholders to be in the range of $(0.03) to $0.02 per diluted share and FFO to be in the range of $0.31 to $0.35 per diluted share.
A reconciliation of the range of estimated net loss per diluted share to estimated FFO per diluted share for the fourth quarter of 2019 follows:

	Low End	High End
Estimated net loss (income) attributable to common shareholders per diluted share	$(0.03)	$0.02
Real estate depreciation and amortization including joint venture impact	0.34	0.33
Estimated FFO per diluted share	$0.31	$0.35

Earnings Call and Webcast on October 24
The Company will host its quarterly earnings conference call and an audio webcast on Thursday, October 24, 2019 at 11:00 a.m. Eastern Time.
The live webcast will be available in listen-only mode from the investor relations section of the Company’s website at www.washingtonprime.com. Listeners can also access the call by dialing 844.646.4463 (or +1.615.247.0256 for international callers), and the participant passcode is 2330779.
A replay of the call will be available on the Company’s website, or by calling 855.859.2056 (or +1.404.537.3406 for international callers), passcode is 2330779, beginning on Thursday, October 24, 2019, at approximately 1:00 p.m. Eastern Time through midnight on Thursday, November 7, 2019.
Supplemental Information
For additional details on the Company’s results and properties, please refer to the Supplemental Information report on the investor relations section of the Company’s website. This release as well as the supplemental information have been furnished to the Securities and Exchange Commission (SEC) in a Form 8-K.
About Washington Prime Group
Washington Prime Group Inc. is a retail REIT and a recognized leader in the ownership, management, acquisition and development of retail properties. The Company combines a national real estate portfolio with its expertise across the entire shopping center sector to increase cash flow through rigorous management of assets and provide new opportunities to retailers looking for growth throughout the U.S. Washington Prime Group® and Polaris Fashion Place® are registered trademarks of the Company. Learn more at www.washingtonprime.com.
Contacts
Lisa A. Indest, CAO & EVP, Finance, 614.887.5844 or lisa.indest@washingtonprime.com
Kimberly A. Green, VP, Investor Relations & Corporate Communications, 614.887.5647 or kim.green@washingtonprime.com
Non-GAAP Financial Measures
This press release includes FFO and NOI, including same property NOI growth, which are financial performance measures not defined by generally accepted accounting principles in the United States (GAAP). Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release. FFO and comparable NOI growth are financial performance measures widely used by securities analysts, investors and other interested parties in the evaluation of REITs. The Company believes that FFO provides investors with additional information regarding operating performance and a basis to compare the Company’s performance with that of other REITs.

The Company uses FFO in addition to net income to report operating results. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts (NAREIT) as net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items and cumulative effects of accounting changes, excluding gains and losses from the sales or disposals of previously depreciated retail operating properties, excluding impairment charges of depreciable real estate, plus the allocable portion of FFO of unconsolidated entities accounted for under the equity method of accounting based upon economic ownership interest.
NOI is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties. NOI represents total property revenues less property operating and maintenance expenses. Accordingly, NOI excludes certain expenses included in the determination of net income such as corporate general and administrative expense and other indirect operating expenses, interest expense, impairment charges and depreciation and amortization expense. These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations. In addition, the Company’s computation of same property NOI excludes termination income and income from outparcel sales. The Company also adjusts for other miscellaneous items in order to enhance the comparability of results from one period to another. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance. Real estate asset related depreciation and amortization, as well as impairment charges, are excluded from NOI for the same reasons that they are excluded from FFO pursuant to NAREIT’s definition.
Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Investors should understand that the Company’s computation of these non-GAAP measures might not be comparable to similar measures reported by other REITs and that these non-GAAP measures do not represent cash flow from operations as defined by GAAP, should not be considered as alternatives to net income determined in accordance with GAAP as a measure of operating performance and are not alternatives to cash flows as a measure of liquidity. Investors are cautioned that items excluded from these measures are significant components in understanding and addressing financial performance. Reconciliations of these measures are included in the press release.
Regulation Fair Disclosure (FD)
The Company routinely posts important information online on the investor relations section of the corporate website. The Company uses this website, press releases, SEC filings, conference calls, presentations and webcasts to disclose material, non-public information in accordance with Regulation FD. The Company encourages members of the investment community to monitor these distribution channels for material disclosures. Any information accessed through the Company’s website is not incorporated by reference into, and is not a part of, this document.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Washington Prime Group Inc. (“WPG”) concerning the proposed transactions, the anticipated consequences and benefits of the transactions and the targeted close date for the transactions, and other future events and their potential effects on WPG, including, but not limited to, statements relating to anticipated financial and operating results, the Company’s plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “confident,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of WPG’s management, and involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of WPG to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, without limitation: changes in asset quality and credit risk; ability to sustain revenue and earnings growth; changes in political, economic or market conditions generally and the real estate and capital markets specifically; the impact of increased competition; the availability of capital and financing; tenant or joint venture partner(s) bankruptcies; the failure to increase store occupancy and same-store operating income; risks associated with the acquisition, disposition, (re)development, expansion, leasing and management of properties; changes in market rental rates; trends in the retail industry; relationships with anchor tenants; risks relating to joint venture properties; costs of common area maintenance; competitive market forces; the level and volatility of interest rates; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the restrictions in current financing arrangements or the failure to comply with such arrangements; the liquidity of real estate investments; the impact of changes to tax legislation and WPG’s tax positions; failure to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; loss of key personnel; material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; possible restrictions on the ability to operate or dispose of any partially-owned properties; the failure to achieve earnings/funds from operations targets or estimates; the failure to achieve projected returns or yields on (re)development and investment properties (including joint ventures); expected gains on debt extinguishment; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities; the unfavorable resolution of legal or regulatory proceedings; the impact of future acquisitions and divestitures; assets that may be subject to impairment charges; significant costs related to environmental issues; changes in LIBOR reporting practices or the method in which LIBOR is determined; and other risks and uncertainties, including those detailed from time to time in WPG’s statements and periodic reports filed with the Securities and Exchange Commission, including those described under “Risk Factors”. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this press release and WPG undertakes no obligation to update or revise any forward-looking statements to reflect new information, subsequent events or circumstances. Actual results may differ materially from current projections, expectations, and plans, if any. Investors, potential investors and others should give careful consideration to these risks and uncertainties.
###

CONSOLIDATED STATEMENTS OF OPERATIONS
Washington Prime Group Inc.
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue:
Rental income	$154,611	$174,449	$474,114	$517,309
Other income	6,593	4,970	17,347	17,221
Total revenues	161,204	179,419	491,461	534,530

Expenses:
Property operating	(39,007)	(37,885)	(114,868)	(110,196)
Real estate taxes	(19,014)	(22,145)	(61,006)	(65,280)
Advertising and promotion	(2,323)	(1,875)	(6,241)	(5,886)
Total recoverable expenses	(60,344)	(61,905)	(182,115)	(181,362)
Depreciation and amortization	(70,948)	(71,010)	(209,142)	(196,100)
General and administrative (1)	(12,210)	(9,124)	(39,459)	(29,969)
Ground rent	(215)	(197)	(613)	(592)
Impairment loss	(28,936)	—	(28,936)	—
Total operating expenses	(172,653)	(142,236)	(460,265)	(408,023)

Interest expense, net	(38,833)	(36,582)	(114,806)	(105,627)
Gain on disposition of interests in properties, net	9,825	3,864	26,056	20,108
Gain on extinguishment of debt, net	38,913	—	38,913	—
Income and other taxes	120	227	(465)	(859)
Loss from unconsolidated entities, net	(241)	(577)	(2,002)	(310)
Net (loss) income	(1,665)	4,115	(21,108)	39,819
Net (loss) income attributable to noncontrolling interests	(752)	144	(4,774)	4,730
Net (loss) income attributable to the Company	(913)	3,971	(16,334)	35,089
Less: Preferred share dividends	(3,508)	(3,508)	(10,524)	(10,524)
Net (loss) income attributable to common shareholders	$(4,421)	$463	$(26,858)	$24,565

(Loss) earnings per common share, basic and diluted	$(0.02)	$0.00	$(0.14)	$0.13

(1) An increase of $3.1 million and $10.3 million for the three and nine months ended September 30, 2019 relates to the new lease accounting standard effective January 1, 2019, which no longer permits deferral of certain internal legal and leasing costs.

CONSOLIDATED BALANCE SHEETS
Washington Prime Group Inc.
(Unaudited, dollars in thousands)

	September 30, 2019	December 31, 2018

Assets:
Investment properties at cost	$5,870,026	$5,879,637
Construction in progress	70,944	35,068
	5,940,970	5,914,705
Less: accumulated depreciation	2,408,980	2,283,764
	3,531,990	3,630,941

Cash and cash equivalents	36,003	42,542
Tenant receivables and accrued revenue, net	76,708	85,463
Investment in and advances to unconsolidated entities, at equity	418,105	433,207
Deferred costs and other assets	165,352	169,135
Total assets	$4,228,158	$4,361,288

Liabilities:
Mortgage notes payable	$1,170,129	$983,269
Notes payable	956,716	982,697
Unsecured term loans	686,359	685,509
Revolving credit facility	213,859	286,002
Accounts payable, accrued expenses, intangibles, and deferred revenues	241,569	253,862
Distributions payable	3,117	2,992
Cash distributions and losses in unconsolidated entities, at equity	15,421	15,421
Total liabilities	3,287,170	3,209,752

Redeemable noncontrolling interests	3,265	3,265

Equity:
Stockholders' equity
Series H cumulative redeemable preferred stock	104,251	104,251
Series I cumulative redeemable preferred stock	98,325	98,325
Common stock	19	19
Capital in excess of par value	1,253,152	1,247,639
Accumulated deficit	(625,304)	(456,924)
Accumulated other comprehensive (loss) income	(7,848)	6,400
Total stockholders' equity	822,595	999,710
Noncontrolling interests	115,128	148,561
Total equity	937,723	1,148,271
Total liabilities, redeemable noncontrolling interests and equity	$4,228,158	$4,361,288

RECONCILIATION OF FUNDS FROM OPERATIONS
INCLUDING PRO-RATA SHARE OF UNCONSOLIDATED PROPERTIES
Washington Prime Group Inc.
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Funds from Operations ("FFO"):
Net (loss) income	$(1,665)	$4,115	$(21,108)	$39,819
Less: Preferred dividends and distributions on preferred operating partnership units	(3,568)	(3,568)	(10,704)	(10,704)
Real estate depreciation and amortization, including joint venture impact	81,155	81,525	239,060	225,079
Impairment loss, including (gain) on disposition of interests in properties, net	24,992	—	24,992	(1,755)
FFO	$100,914	$82,072	$232,240	$252,439

Adjusted Funds from Operations:
FFO	$100,914	$82,072	$232,240	$252,439
Gain on extinguishment of debt, net	(38,913)	—	(38,913)	—
Adjusted FFO	$62,001	$82,072	$193,327	$252,439

Weighted average common shares outstanding - diluted	224,176	223,993	223,676	223,796

FFO per diluted share	$0.45	$0.37	$1.04	$1.13
Total adjustments	$(0.17)	$—	$(0.17)	$—
Adjusted FFO per diluted share	$0.28	$0.37	$0.86	$1.13

RECONCILIATION OF NET OPERATING INCOME GROWTH FOR COMPARABLE PROPERTIES
INCLUDING PRO-RATA SHARE OF UNCONSOLIDATED PROPERTIES
Washington Prime Group Inc.
(Unaudited, dollars in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	Variance $	2019	2018	Variance $

Reconciliation of Comp NOI to Net (Loss) Income:
Net (Loss) Income	$(1,665)	$4,115	$(5,780)	$(21,108)	$39,819	$(60,927)

Loss from unconsolidated entities	241	577	(336)	2,002	310	1,692
Income and other taxes	(120)	(227)	107	465	859	(394)
Gain on disposition of interests in properties, net	(9,825)	(3,864)	(5,961)	(26,056)	(20,108)	(5,948)
Gain on extinguishment of debt, net	(38,913)	—	(38,913)	(38,913)	—	(38,913)
Interest expense, net	38,833	36,582	2,251	114,806	105,627	9,179
Operating (Loss) Income	(11,449)	37,183	(48,632)	31,196	126,507	(95,311)

Depreciation and amortization	70,948	71,010	(62)	209,142	196,100	13,042
Impairment loss	28,936	—	28,936	28,936	—	28,936
General and administrative	12,210	9,124	3,086	39,459	29,969	9,490
Fee income	(3,242)	(2,562)	(680)	(8,669)	(7,044)	(1,625)
Management fee allocation	39	21	18	124	5	119
Pro-rata share of unconsolidated joint ventures in comp NOI	17,619	18,434	(815)	52,437	53,859	(1,422)
Property allocated corporate expense	4,342	3,577	765	12,675	10,758	1,917
Non-comparable properties and other (1)	788	(212)	1,000	558	(2,559)	3,117
NOI from sold properties	674	(2,100)	2,774	(462)	(7,427)	6,965
Termination income	(100)	(197)	97	(1,512)	(2,221)	709
Straight-line rents	(1,293)	(1,131)	(162)	(3,655)	(3,154)	(501)
Ground lease adjustments for straight-line and fair market value	5	13	(8)	15	38	(23)
Fair market value and inducement adjustments to base rents	(915)	(3,847)	2,932	(5,302)	(7,962)	2,660
Less: Tier 2 and noncore properties (2)	(8,280)	(12,643)	4,363	(25,435)	(38,450)	13,015
Comparable NOI - Tier 1 and Open Air properties	$110,282	$116,670	$(6,388)	$329,507	$348,419	$(18,912)
Comparable NOI percentage change - Tier 1 and Open Air properties			-5.5%			-5.4%

(1) Represents an adjustment to remove the NOI amounts from properties not owned and operated in all periods presented, certain non-recurring expenses (such as hurricane related expenses), as well as material insurance proceeds and other non-recurring income received in the periods presented. This also includes adjustments related to the rents from the outparcels sold to Four Corners.

(2) NOI from the Tier 2 and noncore properties held in each period presented.